Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Class A Common Stock of NightDragon Acquisition Corp., and all amendments thereto, and that this Agreement be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

In witness hereof, the undersigned hereby executed this Agreement this 12th day of March, 2021.

NIGHTDRAGON ACQUISITION SPONSOR, LLC

By:	/s/ David G. DeWalt
Name: David G. DeWalt
Title: Managing Member

DAVID G. DEWALT

By:	/s/ David G. DeWalt